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                                                                 #2635


CONTACT:  Chuck Suits or Mary Lou Kromer                     407 362-2600 or
                                                             800 GRACE99


                          GRACE AGREES TO SELL DEARBORN
                      TO BETZ LABORATORIES FOR $632 MILLION

            - WILL CREATE NEW $1.2 BILLION WATER TREATMENT COMPANY -


         BOCA RATON, Fla., March 11, 1996 - - W. R. Grace & Co. today announced that it has entered into a definitive agreement to sell its Dearborn water treatment and process chemicals business to Betz Laboratories, Inc. (NYSE: BTL), based in Trevose, Penn., for $632 million in cash. The transaction is expected to close in the second quarter.

         In commenting on the agreement, Grace's chairman, president and chief executive officer, Albert J. Costello, said, "Today's agreement represents significantly enhanced value for our shareholders. The proceeds from the Dearborn sale, along with the $2.3 billion distribution from the National Medical Care transaction slated to be completed in the third quarter, will be applied to reduce debt and repurchase up to 20 percent of our common stock. Additionally, we will invest in the further growth of our excellent businesses.

         "Last September, Grace made a commitment to deliver maximum value to its shareholders by considering all options regarding the Dearborn business. Today, Grace management has delivered, on time, a transaction that gives our shareholders full value for Dearborn's strong global market position and outstanding
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organization. This transaction also will offer good career opportunities for
Dearborn employees, who will become part of a leading water management company entirely focused on that industry," Costello concluded.

         Since reorganizing as a global product line in 1992, Grace Dearborn, under the leadership of its president, Ian Priestnell, has substantially increased its global presence. "Once the transaction is completed, we will move quickly to merge Dearborn's global operations with those of Betz Laboratories, and we are committed to cooperating in a swift and smooth transition. I and Dearborn's worldwide employees look forward to making our new organization an even stronger market leader," Priestnell said.

         "With the completion of this transaction, the new Betz-Dearborn organization will become a $1.2 billion global company that is well positioned to lead the changes in the rapidly evolving water management industry," added Priestnell.

         In addition to the Dearborn agreement announced today, the Grace management team has recently implemented a number of steps to deliver significant shareholder value:

       - Reached an agreement with Fresenius AG for National Medical Care that the analyst community has valued at approximately $4 billion.
       - Implemented a cost cutting program that will reduce annual overhead by $100 million, with further actions being taken to improve margins.
       - Announced a major debt reduction and share repurchase program.
       - Instituted more rigorous capital spending and working capital programs.

         Dearborn provides water treatment products and services for industrial boilers, cooling towers, process water systems and wastewater systems to help customers meet demanding environmental regulations and industrial process productivity and profitability
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goals. It also is a major supplier to the global pulp and paper industry and other major industrial segments. In 1995, Dearborn had sales of approximately $400 million with more than 2,500 employees worldwide.

         Not included in the transaction is Dearborn's small South American marine chemicals business which Grace is selling separately.

         Merrill Lynch & Co. assisted Grace in this transaction.

         Betz Laboratories, Inc., based in Trevose, Penn., is the world's premier supplier of engineered programs and specialty chemical products for the treatment of water, wastewater and process systems operating in a wide variety of industrial and commercial applications.

         Grace is a leading global supplier of flexible packaging and specialty chemicals, and a leading provider of specialized health care services.

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